EXHIBIT 99

                       Press Release dated March 28, 2001

Salisbury Contact: John F. Perotti
860-435-9801 or jp@salisbury-bank.com

People's Contact: Deborah P. MacDonnell
203-338-3255 or dpmacdo@peoples.com

FOR IMMEDIATE RELEASE
March 28, 2001

SALISBURY BANK AND TRUST COMPANY
TO ACQUIRE CANAAN BRANCH OF PEOPLE'S BANK

LAKEVILLE, CONN. - Salisbury Bank and Trust Company, a wholly owned subsidiary of Salisbury Bancorp, Inc. (AMEX: SAL) and People's Bank (NASDAQ: PBCT) today announced the signing of a definitive agreement for Salisbury to purchase People's Canaan, Conn., banking office with approximately $27.5 million in deposits.

Pending approval by the appropriate banking regulatory agencies, the transaction is expected to close in mid-year and the financial impact of the transaction will be recognized at that time.

"We are very pleased to complement our existing branch network, which includes branches in Lakeville, Salisbury and Sharon, Conn., by acquiring the People's branch in Canaan," said John F. Perotti, president and chief executive officer of Salisbury. "We look forward to providing customers of this branch with the same exceptional level of service they have received from People's Bank."

"As the Canaan branch was geographically isolated from our other 145 branches we felt it was in the best interest of our customers to sell this branch to a local company that shares our commitment to serving both customers and communities," said Robert R. D'Amore, executive vice president, Marketing and Regional Banking at People's. "This decision will not impact the expansion of our branch network. We plan to open financial centers in Torrington and Southington this spring, and we continue to pursue opportunities to open new traditional and Super Stop & Shop branches.

In connection with the transaction, Salisbury will pay a deposit premium of approximately 12 percent, or $3.2 million, and receive approximately $110,000 in loans, $23.5 million in cash and $130,000 in fixed assets.

Included in the sale are retail deposit accounts, commercial deposit accounts, safe deposit boxes, loans collateralized by deposits, personal and business credit lines and the branch premises.

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The Canaan  branch being  acquired by Salisbury is the original  Canaan  Savings
Bank, the oldest bank in Canaan. People's has operated the branch since 1983 when it joined the People's franchise as part of an acquisition of the former State Bank for Savings.

As part of the transaction, both Salisbury and People's have agreed all employees will retain their jobs, whether they choose to stay with People's and move to another branch, or join Salisbury and remain in the Canaan branch.

About Salisbury Bank and Trust Company

Salisbury Bancorp, Inc., is the holding company for Salisbury Bank and Trust Company, which has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. At present, Salisbury Bank and Trust Company operates full service banking offices in Lakeville, Salisbury and Sharon, Conn.

About People's Bank

People's Bank (peoples.com) is a diversified financial services company providing commercial, consumer, insurance and investment services. Founded in 1842, it is the largest state-chartered bank in Connecticut with managed assets of $14 billion, 146 branches and approximately 220 ATMs. People's is a leader in consumer and commercial banking, residential lending, insurance sales and supermarket banking. An international credit card issuer, it ranks 16th nationally as an issuer of MasterCard and Visa credit cards. People's subsidiaries offer brokerage services, asset management, equipment financing and leasing and insurance services.